Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated March 31, 2009 except for Note 19 dated April 29, 2009, with respect to the consolidated financial statements of Xfone, Inc. and its subsidiaries as of and for the year ended December 31, 2008, in the upcoming  filing of Form 10-K/A for Xfone, Inc. Further, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-158495) of Xfone, Inc. of such Report, which appears in the Form 10-K/A.

Date: April 29, 2009	By:	/s/ Stark, Winter, Schenkein & Co., LLP
Stark, Winter, Schenkein & Co., LLP
Denver, Colorado